FIRST AMENDMENT TO
LOAN AGREEMENT

This FIRST AMENDMENT TO LOAN AGREEMENT (this "Amendment"), effective as of June 30, 2008, is made by and between Well Chance Investments Limited, a company incorporated in the British Virgin Islands (the "Company"), and RMK Emerging Growth Opportunity Fund LP, a Delaware limited partnership (the "Lender").

WHEREAS, on January 31, 2008, the Company entered into a Loan Agreement (the "Loan Agreement") with the Lender pursuant to which the Lender were to extend a loan to the Company in the aggregate amount of up to $444,733.15, consisting of an Initial Loan of $244,733.15, and an Additional Loan of up to $200,000; and

WHEREAS, subsequent to executing the Loan Agreement, the parties determined that the aggregate amount for the RMK Loan should be 375,733.15, consisting of an Initial Loan of $175,733.15, and an Additional Loan of up to $200,000, which is consistent with the outstanding balance as of March 31, 2008.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.  Defined Terms. Capitalized terms used but not defined herein have the meanings assigned to them in the Loan Agreement.

2.  Amendments to Sections 2.1 and 2.2. Sections 2.1 and 2.2 of the Loan Agreement are hereby deleted in their entirety and replaced by the following:

"2.1  Loan. According to the terms and subject to the conditions of this Agreement, RMK shall make a single-installment loan to the Company on the Initial Closing Date in the amount of at least $175,733.15 (the "Initial Loan"). RMK shall advance an additional Loan, in accordance with the terms set forth in Section 2.2, in the amount of up to $200,000 (the "Additional Loan") (the Initial Loan and the Additional Loan, if any, shall be referred to collectively as the "Loan"). The Initial Loan and the Additional Loan shall be $375,733.15. The Initial Loan shall be used solely for payment of the Company's Transaction Fees and shall be evidenced by promissory note(s) in the form attached hereto as Exhibit A ("Note"), duly executed on behalf of the Company and dated as of the Initial Loan Closing Date. The Initial Loan Closing Date shall be no later than the closing of the share exchange transaction between Noble Quests, a Nevada corporation and the shareholders of the Company ("Merger Closing Date")."

"2.2  Additional Loan. Provided there is no Event of Default under this Agreement, RMK shall make an Additional Loan to the Company of up to $200,000. RMK shall be obligated to make the Additional Loan so long as there is no Event of Default within 20 calendar days of the Initial Loan Closing Date. The Additional Loan shall be evidenced by a Note, duly executed on behalf of the Company and dated as of the Additional Loan Closing Date."

3.  Amendment to Section 2.3(b). Section 2.3(b), including footnote 1, of the Loan Agreement is hereby deleted in its entirety and replaced by the following:

"(b)  Initial Payment Period Repayments. The total amount due and payable to RMK (regardless of whether or not there is a closing of an Equity Financing) if such repayment is delivered to RMK on or before the 365th calendar day after the Initial Loan Closing Date shall be the sum of the Loan(s) (the "Loan Principal") plus a loan fee of 68.64045% of the amount of the Loan Principal (the "Initial Loan Premium"). For example, if the Loan Principal were $375,733.15, then the Loan Principal and Initial Loan Premium would be a total of $633,638. Any funds received by RMK as a partial repayment of the Loan ("Partial Repayment") on or before the 365th calendar day after the Initial Loan Closing Date shall be applied toward repayment as follows:

(i) 59.3% of the Partial Repayment shall be applied toward payment of the remaining outstanding Loan Principal owed by the Company as of the date of such Partial Repayment; and

(ii) 40.7% of the Partial Repayment shall be applied toward payment of the remaining outstanding Initial Loan Premium as of the date of such Partial Repayment.1"

"1 For example, if the Company's first repayment is a Partial Repayment of $100,000 during the Initial Payment Period, $59,300 of such Partial Repayment will be applied toward payment of the outstanding Loan Principal (thus reducing the amount outstanding owed for Loan Principal from $375,733.15 to $316,433.15), and $40,700 of such Partial Repayment will be applied toward payment of the outstanding Initial Loan Premium (thus reducing the amount of outstanding Initial Loan Premium from $257,904.93 to $217,204.93)."

4.  Amendment to Footnote 3. Footnote 3 of the Loan Agreement is hereby deleted in its entirety and replaced by the following:

"3 For example and continuing with the hypothetical described in footnote 1 above, assume the Company makes another $100,000 Partial Repayment to RMK during the Initial 45-day Period. The portion of the $100,000 Partial Repayment to be allocated toward payment of the remaining outstanding Loan Principal would equal $58,602.40 (thus further reducing the remaining outstanding Loan Principal from $316,433.15 to $257,830.75). The portion of the $100,000 Partial Repayment to be allocated toward payment of the remaining outstanding Initial Loan Premium would equal $40,225.55 (thus further reducing the remaining outstanding Initial Loan Premium from $257,904.93 to $217,679.38). The portion of the $100,000 Partial Repayment that would be applied toward payment of the total outstanding Additional Loan Fee due would equal $1172.05."

5.  Amendment to Section 7.1. Section 7.1 of the Loan Agreement is hereby deleted in its entirety and replaced by the following:

"7.1  Issuance of Warrant. In the event that there is a closing of the Merger, on the Merger Closing Date, the Company shall cause Noble Quests, by including a condition to the closing of the Merger in the merger agreement, to issue to RMK a Common Stock Purchase Warrant (the "Warrant") substantially in the form attached hereto as Exhibit D. The Warrant shall be immediately exercisable upon issuance and shall be exercisable until the third anniversary of the issuance date of the Warrant. The Warrant exercise price shall equal $2.50 per share, subject to adjustments as set forth in Section 2 of the Warrant (the "Initial Exercise Price"). The total number of shares underlying the Warrant that RMK will receive shall equal 150,294 shares of Noble Quests' common stock."

6.  Effect of Amendment. Except as expressly amended hereby, the Security Agreement shall continue in full force and effect and its terms are incorporated herein by this reference and shall constitute a part of this Amendment. Any references to the "Security Agreement" or to the words hereof, hereunder or words of similar effect in the Security Agreement shall mean the Security Agreement as amended hereby. In the event of any conflict between the Security Agreement and this Amendment, the terms and conditions of this Amendment shall control.

7.     Counterparts; Facsimile Signatures. This Amendment may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement. This Amendment may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer as of August 23, 2008.

THE COMPANY:

WELL CHANCE INVESTMENTS LIMITED

By:	/s/ Jeffrey Dash
Jeffrey Dash,
Chief Executive Officer

THE LENDER:

RMK EMERGING GROWTH OPPORTUNITY FUND LP

By:	/s/ Adam M. Roseman
Adam M. Roseman, as authorized signatory for and on behalf of ARC EMERGING GROWTH PARTNERS, LLC, General Partner of RMK Emerging Growth Opportunity Fund LP